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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 18, 1997 with respect to the balance sheet of Brookdale Living Communities, Inc., the combined financial statements of Original Facilities, the combined financial statements of Activelife Facilities, the financial statements of Gables at Brighton Associates, the combined financial statements of Park Place Facilities and the consolidated financial statements of BLC Property, Inc. and Subsidiaries in Amendment No. 3 to the Registration Statement (Form S-1) and related Prospectus of Brookdale Living Communities, Inc. for the registration of 5,750,000 shares of its common stock.

                                          ERNST & YOUNG LLP

Chicago, Illinois

March 3, 1997